Exhibit 8

                              UNDERWRITING CONTRACT


         THIS AGREEMENT, dated this 30th day of January, 1990, by and between Pioneer II ("Pioneer") and Pioneer Funds Distributor, Inc., a Massachusetts corporation (the "Underwriter").

         1. Pioneer, a Massachusetts business trust, is a registered open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and has filed a registration statement with the Securities and Exchange Commission (the "Commission") for the purpose of registering shares of beneficial interest for public offering under the Securities Act of 1993, as amended.

         2. The Underwriter, a corporation organized under the laws of the Commonwealth of Massachusetts in 1989, engages in the purchase and sale of securities both as a broker and dealer. The Underwriter is registered as a broker-dealer with the Commission and is a member in good standing of the National Association of Securities Dealers, Inc. ("NASD").

         3.  The  parties  hereto  deem  it  mutually   advantageous   that  the
Underwriter should act as Principal Underwriter, as defined in the 1940 Act, for the sale of shares of beneficial interest of Pioneer to the public.

         NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, Pioneer and the Underwriter do hereby agree as follows:

         1. Pioneer does hereby grant to the Underwriter the right and option to purchase shares of beneficial interest of Pioneer ("Shares") for the sale to investors either directly or indirectly through other broker-dealers. The Underwriter is not required to purchase any specified number of Shares, but will purchase from Pioneer only a sufficient number of Shares as may be necessary to fill unconditional orders received from time to time by the Underwriter from investors and dealers.

         2. The Underwriter shall offer Shares to the public at an offering price based upon the net asset value of Pioneer's Shares, to be calculated as described in the Registration Statement including the Prospectus filed with the Commission (collectively the "Prospectus") which is in effect at the time of the offering, plus sales charges as approved by the Underwriter and the Trustees of Pioneer and as outlined in the Prospectus. Such offering price shall be subject to any provisions set forth in the Prospectus from time to time with respect thereto, including, without limitation, rights of accumulation, letters of intention, exchangeability of shares, reinvestment privileges, net asset value purchases by certain persons and reinvestments of dividends and capital gain distributions.

         3. In the case of all Shares sold to investors through other broker-dealers, a portion of applicable sales charges will be reallowed to such broker-dealers who are members of the NASD or, in the case of certain sales to foreign nationals, to brokers or dealers exempt from registration with the Commission. The concession reallowed to broker-dealers shall be set forth in a written sales agreement and in the Prospectus and such concession shall be generally the same for broker-dealers providing comparable levels of sales and service.

         4. Shares purchased by the Underwriter from Pioneer shall be delivered to The First National Bank of Boston, Boston, Massachusetts, Agent for the Underwriter at its offices in Boston, against payment in New York or Boston of funds of the full amount represented by the net asset value as calculated. All purchases by the Underwriter are subject to confirmation by Pioneer.

         5. This contract may be terminated by either party hereto upon sixty days written notice.

         6. This contract shall terminate on December 31 of any year in which its terms and renewal have not been approved by majority vote of the Trustees of Pioneer voting in person, including a majority of its Trustees who are not parties to this contract or interested persons (as that term is defined in the 1940 Act) of any such parties (other than as Trustee of Pioneer) at a meeting of Trustees called for the purpose of voting on such approval.

         7. The parties to this contract acknowledge and agree that all liabilities arising, directly or indirectly, under this contract, of any and every nature whatsoever, including without limitation, liabilities arising in connection with any agreement of Pioneer or its Trustees as set forth herein to indemnify any party to this contract or any other person, if any, shall be satisfied out of the assets of Pioneer and no Trustee, officer or holder of Shares shall be personally liable for any of the foregoing liabilities. Pioneer's Declaration of Trust, as amended from time to time, is on file in the Office of the Secretary of State of The Commonwealth of Massachusetts. Such Declaration of Trust describes in detail the respective responsibilities and limitations on liability of the Trustees, officers, and holders of shares of beneficial interest.

         8. This contract shall automatically terminate in the event of its assignment (as that term is defined in the 1940 Act).

         9. In the event of any dispute between the parties, this contract shall be construed according to the laws of the Commonwealth of Massachusetts.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers and their seal to be hereto affixed, as of the 30th day of January, 1990.

Attest:                                       PIONEER II



/s/ Joseph P. Barri                           By:  /s/ William H. Keough
         Secretary                                 Treasurer

Attest:                                       PIONEER FUND DISTRIBUTOR, INC.



/s/ Jospeh P. Barri                           By:  /s/ William H. Keough
         Secretary                                 Treasurer